Exhibit 99.1

TTM TECHNOLOGIES, INC. APPOINTS THOMAS EDMAN AS PRESIDENT

COSTA MESA, CA – December 6, 2012 – TTM Technologies Inc. (Nasdaq: TTMI), a major global printed circuit board (PCB) manufacturer, today announced that Thomas Edman has been appointed as President of TTM Technologies, Inc., effective January 7, 2013. Mr. Edman will report to Kent Alder, TTM’s Chief Executive Officer.

Mr. Edman brings more than 20 years of executive experience and extensive electronics industry experience in the U.S. and Asia to his new role. Most recently he served as Group Vice President and General Manager of the AKT Display Group at Applied Materials, Inc. (Nasdaq: AMAT). Mr. Edman has served as a director of TTM since September 2004.

“I am pleased to welcome Tom Edman to our executive leadership team,” said Mr. Alder. “The PCB market is extremely competitive and requires a global view and in-depth understanding of the worldwide economy and advanced areas of technology. Tom’s extensive experience in the electronics sector, coupled with his deep knowledge of both the U.S. and Asian markets, will be valuable additions to TTM. We have known Tom for many years as a member of our Board of Directors. With his experience in both large and small companies, Tom is well positioned to help drive our company to the next level,” added Mr. Alder.

Mr. Edman joins TTM Technologies from Applied Materials, Inc., where he served as Group Vice President and General Manager of the AKT Display Group. Prior to joining Applied Materials, Mr. Edman was with Applied Films Corporation from 1996 to 2006, and served as President and Chief Executive Officer of Applied Films from 1998 to 2006. From 1993 to 1996, he was General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman serves on the Governing Board of the FlexTech Alliance, an electronics supply chain association. He holds a Bachelor of Arts degree in East Asian Studies from Yale University and a Master’s degree in Business Administration from the Wharton School of Business at the University of Pennsylvania.

About TTM Technologies

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.